Exhibit 99.1

ECHO THERAPEUTICS ANNOUNCES FEDERAL COURT’S DENIAL OF PRELIMINARY INJUNCTION AND LIFTING OF TEMPORARY RESTRAINING ORDER

Iselin, NJ – December 12, 2016/PRN Newswire/Echo Therapeutics, Inc. (OTCQB:ECTE), a medical device company focused on non-invasive continuous glucose monitoring (CGM), today announced that on Friday, December 9, 2016, the U.S. District Court for the Southern District of New York denied plaintiffs’ application for a preliminary injunction and dissolved as of 5:00 P.M. today the temporary restraining order previously issued ex parte in the action commenced against the Company, its directors Michael Goldberg and Shepard Goldberg and others by Manchester Management Company LLC (“Manchester”) and James E. Besser and their affiliates entitled Manchester Management Co, LLC, et al v. Echo Therapeutics, Inc., Michael Goldberg, Shepard Goldberg, Alec Goldberg, Platinum Management (NY) LLC, et al -16-CV-9217 (SDNY).
The Court ruled, among other things, that plaintiffs had not shown a likelihood of success on the merits with respect to any of their securities claims, breach of fiduciary duty claims or trade secret claims.
The Company and the Directors intend to seek dismissal of all of plaintiffs' claims and are evaluating legal recourse including the availability of legal claims against the plaintiffs.
About Echo Therapeutics
Echo Therapeutics is developing its non-invasive, wireless, continuous glucose monitoring (CGM) system. A significant opportunity exists for the Company’s CGM to be used in the outpatient diabetes market and in the fitness, weight loss and personal lifestyle wearable-health space. A longer-term opportunity also exists in the hospital settings. Echo developed its needle-free skin preparation device as a platform technology that allows for enhanced skin permeation enabling extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.
Cautionary Statement Regarding Forward Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo’s clinical studies, the safety and efficacy of Echo’s CGM System, the failure of future development and preliminary marketing efforts related to Echo’s CGM System, Echo’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo’s and its partners’ ability to develop, market and sell Echo’s CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its CGM System. These and other risks and uncertainties are identified and described in more detail in Echo’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.
For More Information:
Alan W. Schoenbart
Interim CEO
(732) 201-4194

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